PURCHASE AND SALE AGREEMENT
                          ---------------------------

         This PURCHASE AND SALE AGREEMENT (the "Agreement") is made and entered into as of the 23rd day of October, 1996 by and among WWYZ, Inc. ("WWYZ"), a Connecticut corporation and Great American Music Fest & Production Co., a Connecticut corporation (collectively, the "Companies"); each of the shareholders of the Companies, as set forth on Schedule 1 and the signature page of the Agreement (collectively the "Sellers"); and SFX BROADCASTING OF HARTFORD, INC., a Delaware corporation (the "Buyer"); and SFX BROADCASTING, INC., a Delaware Corporation, ("SFX"), and the indirect parent of Buyer;

         WHEREAS, the Sellers own beneficially and of record all of the issued and outstanding shares of the capital stock (the "Shares") of the Companies, WWYZ is the licensee, and the Companies are the owners of all of the assets, of radio station WWYZ-FM serving the Hartford, Connecticut market (the "Station"); and

         WHEREAS, the Sellers desire to sell to the Buyer and the Buyer desires to purchase from the Sellers all of the issued and outstanding Shares of the Companies;

         NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and upon the terms and subject to the conditions hereinafter set forth, the parties hereby agree as follows:

                                   ARTICLE 1
                               PURCHASE AND SALE
                               -----------------

         1.1 Purchase and Sale of Shares of the Companies. On the Closing Date (as defined in Section 3.1), the Sellers shall sell to the Buyer, and the Buyer shall purchase from the Sellers, the Shares for the Purchase Price (as defined in Section 2.1) specified herein. At the Closing (as defined in
Section 3.1), the Sellers shall deliver to the Buyer certificates representing all of the Shares which are required to be delivered or are otherwise deliverable by the Sellers pursuant hereto duly endorsed

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in blank for transfer or accompanied by duly executed stock powers assigning such Shares in blank, and the Buyer shall deliver to the Sellers the Purchase Price subject to the adjustment contemplated by Section 2.4 below.

                                   ARTICLE 2
                                 CONSIDERATION
                                 -------------

         2.1 Purchase Price. The aggregate consideration for the Shares shall be Twenty-Five Million Five Hundred Thousand Dollars ($25,500,000) subject to adjustment as set forth in Section 2.4 below (the "Purchase Price").

         2.2 Payment. At the Closing, Buyer shall pay to Sellers the Purchase Price, less the Indemnity Retention Amount (as defined below) and less the amounts of any Net Cash Deposits (as defined below) together with interest thereon at the greater rate of (i) the 120 day certificate of deposit rate as of the date hereof or (ii) the actual interest earned on such Cash Deposits. Payment shall be made by wire transfer in immediately available funds to the Waterbury office of The Bank of Boston. At the Closing, the Parties shall direct the Escrow Agent (as defined below) to deliver the Net Cash Deposits to the Seller together with interest thereon at the greater rate of (i) the 120 day certificate of deposit rate as of the date hereof or (ii) the actual interest earned on such Cash Deposits.

         2.3 Escrow Account. (a) On the date of this Agreement, Buyer shall deposit the sum of Two Million Five Hundred Thousand Dollars ($2,500,000) by wire transfer in immediately available funds into an escrow account (the "Initial Cash Deposit") with the Waterbury office of the Bank of Boston, as escrow Agent (the "Escrow Agent"), to be held in escrow in accordance with the terms of an escrow agreement (the "Escrow Agreement") between the parties substantially in the form of Exhibit A hereto. Beginning February 1, 1997, the Initial Cash Deposit may be increased by subsequent monthly cash deposits of $50,000 per month by the Buyer pursuant to Section 16.4 of this Agreement, such monthly deposits being intended to extend the Expiration Date, on a monthly

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basis, after February 1, 1997, but in no event later than October 1, 1997 without the Sellers' prior written approval. The Initial Cash Deposit and such monthly deposits shall collectively be called the "Cash Deposit". The Cash Deposit less the Indemnity Retention Amount shall be called the "Net Cash Deposit".

(b) Notwithstanding any other provision of this Agreement, and irrespective of the receipt of governmental approvals or adverse proceedings as described in Sections 10.2, 10.3 or 10.4, Buyer and SFX agree, and the Escrow Agreement shall so provide, that Sellers shall be entitled to receive from the Escrow Agent, as a "breakage fee", the sum of $500,000, increased by $50,000 per month for each month that the Expiration Date is extended beyond February 1, 1997, if the Closing does not occur by the Expiration Date because of the failure to receive all governmental approvals contemplated herein or the failure of Buyer to proceed with the closing and such failure, in eitehr event, is in no way attributable to the Companies, the Sellers or the operation of the Station prior to Closing.

         2.4 Working Capital Purchase Price Adjustment. (a) The Purchase Price shall be increased or decreased to the extent that on the Closing Date the Companies' Net Working Capital (as defined below) is less than or exceeds TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000). For purposes of this Agreement, Net Working Capital shall mean the difference between (i) the sum of (a) cash, (b) billed and unbilled receivables, net of a reserve of 8/10ths of 1% for bad debt and exclusive of trade and (c) pre-paid expense and other current assets, minus (ii) the sum of (a) accounts payable, (b) accrued compensation and benefits and accrued vacation and the like, computed on a basis consistent with prior practice as set forth in Schedule 2.4 (a) of the Disclosure
Schedule (c) other accrued expenses, and (d) other current liabilities exclusive of federal and state corporate income taxes and trade obligations as determined in accordance with GAAP.

(b) Sellers shall submit to Buyer within ten (10) days of the estimated Closing Date a certificate setting forth the Companies' estimated Net Working Capital as of the Closing Date. Buyer shall have five (5) days from receipt of such certificate to either accept or object to the determination of

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the Companies' estimated Net Working Capital set forth in such certificate. If
Buyer accepts Sellers' calculation of the Companies' Net Working Capital, the Purchase Price shall be adjusted at Closing accordingly. If Buyer, in good faith, objects to the Companies' Net Working Capital as set forth in Sellers' certificate, Buyer shall set forth the basis for such objection, and, if possible, its proposed calculation of Net Working Capital. If Buyer and Seller cannot agree on the amount of the Net Working Capital, Buyer and Sellers shall jointly engage an independent accounting firm to determine the Companies' Net Working Capital as of the Closing Date (the "Independent Valuation"). If Buyer and Sellers receive the Independent Valuation prior to the Closing Date, the Purchase Price shall be adjusted accordingly at Closing. If Buyer and Sellers do not receive the Independent Valuation prior to the Closing Date, then Buyer shall have the right, at the Closing, to withhold an amount equal to the difference between Seller's and Buyers estimates of the Companies Net Working Capital at Closing. Thereafter, upon receipt of the Independent Valuation, the Buyer, shall immediately remit to Sellers, (after pro ration between WWYZ, Inc. and Great American Music Fest & Production Co.) in the same proportion as their stock ownership interests as set forth in Schedule I attached hereto, the amount, if any, by which the Companies Net Working Capital on the Closing Date, as determined by the Independent Valuation, exceeds $250,000, and shall retain the amount by which the Companies Net Working Capital, as determined by the Independent Valuation is below $250,000.

         2.5 Remittance of Indemnity Retention Amount. Any balance of the Indemnity Retention Amount, not permitted to be retained by the Buyer pursuant to Section 15 of this Agreement, shall be paid by the Escrow Agent to the Sellers at the termination of the Claim Period, as defined in Section 15.5 of this Agreement.

                                   ARTICLE 3
                                    CLOSING
                                    -------

         3.1 Closing. Except as otherwise mutually agreed upon by the Sellers and the Buyer, the consummation of the transactions contemplated herein (the "Closing") shall occur within thirty (30)

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calendar days following the latter of (i) the date of expiration or termination of all waiting periods, including any extensions thereof, which are applicable to the transactions contemplated by this Agreement pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations thereunder and (ii) the date on which the FCC Consent (as defined in Section 4.1) has become a Final Order (as defined below), unless the Buyer in its sole discretion shall have waived in writing the condition that such consent shall have become final (the "Closing Date").
In no event shall the Closing occur after the Expiration Date without Seller's prior written consent which Sellers may withhold in their sole discretion if additional deposits are not made under Section 16.4, and in any event, after October 1,1 997. For purposes of this Agreement, the FCC Consent shall be deemed to be a Final Order (i) when it has not been vacated, reversed, stayed, set aside, annulled or suspended; (ii) when it is not the subject of any pending timely appeal, request for stay or petition for rehearing, reconsideration or review by any party or by the Federal Communications Commission (the "FCC") on its own motion; and (iii) is an action by the FCC as to which the time for filing any such appeal, request, petition or similar document or for the reconsideration or review by the FCC on its own motion under the Communications Act of 1934 and the rules and regulations of the FCC has expired.

         The Closing shall be held at the Carmody & Torrance in Waterbury, Connecticut unless the parties agree to close by release of pre-approved executed closing documents on the Closing Date.

                                   ARTICLE 4
                             GOVERNMENTAL CONSENTS
                             ---------------------

         4.1 FCC Consent. It is specifically understood and agreed by the Buyer and the Sellers that the Closing and the purchase of the Shares is expressly conditioned on and is subject to the prior consent of the FCC and any condition imposed in such consent reasonably acceptable to the Buyer (the "FCC Consent"). This provision and the provisions of Sections 4.2 and 4.3 are not intended to override the provision in the Section 3.2 (b) regarding Seller's rights to retain a portion of the Cash

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Deposit if FCC approval is not obtained due to circumstances not involving the
Companies or the Sellers.

         4.2 FCC Application. WWYZ, its shareholders and the Buyer shall within ten (10) business days following the date of this Agreement file with the FCC the requisite applications (the "FCC Applications") for the transfer of control of the Companies' FCC licenses (the "Station Licenses") from the shareholders of WWYZ to the Buyer and to prosecute the FCC Applications with all reasonable diligence and otherwise use their best efforts to obtain the grant of the FCC Applications as expeditiously as practicable (but neither the Sellers nor the Buyer shall have any obligation to satisfy complainants or the FCC by taking any steps which would have a material adverse effect upon the Sellers or the Buyer or upon any affiliated entity). If the FCC Consent imposes any condition on either party hereto, such party shall use his or its best efforts to comply with such condition; provided, however, that neither party shall be required hereunder to comply with any condition that would have a material adverse effect upon Sellers, the Buyer, or SFX or any direct or indirect subsidiary of SFX; and provided further, that the Buyer is not obligated to accept any conditions that are imposed which arise out of the actions, inactions or misconduct of the Sellers. If reconsideration or judicial review is sought with respect to the FCC Consent, the party affected shall vigorously oppose such efforts for reconsideration or judicial review; provided, however, that nothing herein shall be construed to limit either party's right to terminate this Agreement pursuant to Article 16 hereof. SFX shall take all necessary action to cause Buyer to meet its obligations under this Section 4.2 and Section 4.3 following.

         4.3 HSR Act. Within ten (10) business days from the date hereof, Sellers and Buyer shall make any filings as may be required under the HSR Act. Each party shall furnish to the other party such necessary information and reasonable assistance as such party shall request in connection with its preparation of any necessary filings under the HSR Act. Each party shall keep the other party informed of the status of any inquiries made of such party by the Federal Trade Commission or any other Antitrust Division of the U.S. Department of Justice or any other governmental agency or authority with respect to this Agreement or the transactions contemplated hereby. The parties

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hereby acknowledge that in making such filings, the parties will be relying on information provided by the other party without independent investigation. The Sellers and the Buyer agree to request early termination of the waiting periods under the HSR Act, but if additional information is required, Buyer, with Seller's cooperation, shall use its best efforts to resolve any objections to the transactions contemplated by this Agreement as expeditiously as possible.

                                   ARTICLE 5
              REPRESENTATIONS AND WARRANTIES OF THE BUYER AND SFX
              ---------------------------------------------------

         The Buyer and SFX hereby make the following representations and warranties to the Sellers, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any notice to the Sellers and shall survive the Closing.

         5.1 Organization and Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and will at Closing be duly qualified as a foreign corporation to do business in the State of Connecticut and have the corporate power and authority to own the Shares and to carry on the business of the Station as now being conducted and as proposed to be conducted by the Companies between the date hereof and the Closing Date.

         5.2 (a) Authorization and Binding Obligation. The Buyer has all necessary power and authority and financing commitments necessary to enter into and perform this Agreement and the transactions contemplated hereby, and to own the Shares and to carry on the business of the Station as it is now being conducted, and the Buyer's execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary action on its part. This Agreement has been duly executed and delivered by the Buyer, and this Agreement constitutes, and the other agreements to be executed in connection herewith will constitute, the valid and binding obligation of the Buyer, enforceable in accordance with their terms, except as limited by laws affecting the enforcement of creditors' rights or equitable principles

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generally.

         (b) Absence of Conflicting Agreements or Required Consents. Except as set forth in Article 4 hereof with respect to governmental consents, the execution, delivery and performance of this Agreement by the Buyer: (a) does not require the consent of any third party; (b) will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which the Buyer, SFX or any direct or indirect subsidiary of SFX are a party or by which they are bound; and (c) will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, agreement, instrument, license or permit to which the Buyer, SFX or any direct or indirect subsidiary of SFX are now subject.

         5.3 Qualification. To the best of the Buyer's and SFX's knowledge, there are no facts applicable to Buyer, SFX or any direct or indirect subsidiary of SFX which, under the Communications Act of 1934, as amended, or the existing Rules and Regulations of the FCC, the Federal Trade Commission or the Justice Department would disqualify the Buyer as a licensee of the Station Licenses.

         5.4 Litigation and Compliance with Law. There is no litigation, administrative, arbitration or other proceeding, or petition, complaint or, to the best of the Buyer's or SFX's knowledge, investigation before any court or governmental body, pending against the Buyer, SFX or any of their respective principals or any direct or indirect subsidiary of SFX that would adversely affect the Buyer's ability to perform its obligations pursuant to this Agreement or the agreements to be executed in connection herewith. To the best of the Buyer's and SFX's knowledge, there is no violation of any law, regulation or ordinance or any other requirement of any governmental body or court by Buyer, SFX or direct or indirect subsidiary of SFX which would have a material adverse effect on the Buyer or its ability to perform its obligations pursuant to this Agreement or the agreements to be executed in connection herewith.

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         5.5  Investment Intent. The Buyer is acquiring the Shares solely for its own account and not with a view to sale or distribution thereof in violation of any securities laws. The Buyer acknowledges that it has received, or has had access to, information which it considers necessary or advisable to enable it to make a decision concerning its purchase of the Shares, provided that the foregoing shall not limit or otherwise affect the rights or remedies of the Buyer hereunder with respect to the breach of any representations, warranties, covenants or agreements of the Sellers contained herein.

         5.6 Accuracy of Information. To the best of Buyer's and SFX' knowledge, no written statement made by the Buyer herein and no information provided by the Buyer herein or in the documents, instruments or other written communications made or delivered directly by the Buyer or SFX to the Sellers in connection with the negotiations covering the purchase and sale of the Shares contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not misleading and there is no fact known to the Buyer or SFX which relates to any information contained in any such written document, instrument or communications which the Buyer has not disclosed to the Sellers in writing which could materially affect adversely Buyers ability to acquire the Station. To the extent that a representation or other information is made to the Buyer's knowledge or is otherwise qualified by its terms, this representation shall not be interpreted to expand such limitations or qualifications.

         5.7 Audit. The Audit, as defined below, is consistent in all respects with the Financial Statements, as defined below.

                                   ARTICLE 6
                        REPRESENTATIONS AND WARRANTIES
                       OF THE SELLERS AND THE COMPANIES
                       --------------------------------

         The Sellers and the Companies hereby make the following representations and warranties to the Buyer, each of which is true and correct on the date hereof, shall remain true and correct to

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and including the Closing Date, shall be unaffected by any notice to the Buyer other than in the Disclosure Schedule (as defined herein) and shall survive the Closing. Such representations and warranties are subject to, and qualified by, any fact or facts disclosed in the separate Disclosure Schedule which are attached hereto (the "Disclosure Schedule").

         6.1 Organization and Standing. The Companies are corporations duly organized, validly existing and in good standing under the laws of the State of Connecticut and have the corporate power and authority to own, lease and operate the Station and to carry on the business of the Station as now being conducted and as proposed to be conducted by the Companies between the date hereof and the Closing Date.

         6.2 Authorization and Binding Obligation. The Companies have the corporate power and authority to enter into and perform this Agreement and the transactions contemplated hereby, and the Companies' execution, delivery and performance of this Agreement, and the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on their part. This Agreement has been duly executed and delivered by the Companies, and this Agreement constitutes, and the other agreements to be executed in connection herewith will constitute, the valid and binding obligation of the Companies and the Sellers, enforceable in accordance with their terms, except as limited by laws affecting the enforcement of creditor's rights or equitable principles generally.

         6.3 Capitalization. The authorized capital stock of WWYZ, Inc. consists of 50,000 of common stock, no par value per share, of which 1,680 shares of common stock are issued and outstanding, all of which are owned of record and beneficially by the Sellers in the amounts set forth in Schedule
6.3 of the Disclosure Schedule. The authorized capital stock of Great American Music Fest & Production Co. consists of 1,000 shares of common stock, $1.00 par value per share, of which 1,000 shares of common stock are issued and outstanding, all of which are owned of record and beneficially by the Sellers in the amounts set forth in Schedule 6.3 of the Disclosure Schedule. All outstanding Shares have been duly authorized and validly issued, are fully paid and non-assessable

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and were not issued in violation of any pre-emptive rights. There is outstanding no security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, sale, pledge or other disposition of any Shares or of any capital stock of the Companies or any securities convertible into, or other rights to acquire, any such Shares or other capital stock of the Companies; or (ii) obligates the Companies or the Sellers to grant, offer or enter into any of the foregoing; or (iii) relates to the voting or control of such Shares, capital stock, securities or rights. No person has any right to require the Companies to register any of its securities under the Securities Act of 1933 as amended.

         6.4 Title to Shares. The Sellers are the owners of record and beneficially of all of the Shares. The Sellers have not received any notice of any adverse claim to the ownership of the Shares, do not have any reason to know of any such adverse claim and are not aware of existing facts that would give rise to any adverse claim to the ownership of the Shares. The sale and delivery of the Shares to the Buyer pursuant to this Agreement shall vest in the Buyer legal and valid title to the Shares, free and clear of all liens, security interests, adverse claims or other encumbrances of any character whatsoever ("Encumbrances"), other than Encumbrances created by the Buyer and restrictions on resales of the Shares under applicable securities laws.

         6.5 Absence of Conflicting Agreements or Required Consents. Except as set forth in Article 4 hereof with respect to governmental consents and as set forth in Schedule 6.5 of the Disclosure Schedule, the execution, delivery and performance of this Agreement by the Companies and the Sellers: (a) does not require the consent of any third party; (b) will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which the Companies and the Sellers are a party or by which they or the Shares are bound; (c) will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, agreement, instrument, license or permit to which the Companies, the Sellers or the Shares are now subject; and (d) will not result in the creation of any lien, charge or Encumbrance on any of the Shares.

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         6.6  Government Authorizations. Schedule 6.6 of the Disclosure
Schedule contains a true and complete list of the Station Licenses and other material licenses, permits or other authorizations from governmental and regulatory authorities which are required for the lawful conduct of the business and operations of the Station in the manner and to the full extent they are presently conducted. WWYZ is the authorized legal holders of the Station Licenses and other licenses, permits and authorizations listed in the Disclosure Schedule, none of which is subject to any restrictions or condition which would limit in any respect the full operation of the Station as now operated or requires the Companies or any transferee or assignee to perform any acts or make any filings not required of all licensees by the FCC.

Except as set forth in Schedule 6.6 of the Disclosure Schedule, there are no applications, complaints or proceedings pending or, to the best of the Sellers' knowledge, threatened as of the date hereof before the FCC relating to the business or operations of the Station other than applications, complaints or proceedings which generally affect the broadcasting industry. The Sellers have delivered to the Buyer true and complete copies of the Station Licenses, including any and all amendments and other modifications thereto. The Station Licenses listed in Schedule 6.6 of the Disclosure Schedule are in good standing, are in full force and effect and are unimpaired by any act or omission of the Sellers, the Companies or its officers, directors or employees; and the operation of the Station is in accordance with the Station Licenses and the underlying construction permits. Except as set forth in Schedule 6.6 of the Disclosure Schedule, no proceedings are pending or, to the knowledge of the Sellers, are threatened which may result in the revocation, modification, non-renewal or suspension of any of the Station Licenses, the denial of any pending applications, the issuance of any cease and desist order, the imposition of any administrative actions by the FCC with respect to the Station Licenses or which may affect the Buyer's ability to continue to operate the Station as it is currently operated. The Sellers have no reason to believe that the Station Licenses will not be renewed in their ordinary course. All material reports, forms and statements required to be filed by the Companies with the FCC with respect to the Station since the grant of the last renewal of the Station Licenses have been filed and are substantially complete and accurate. To the best knowledge of the Sellers, there are no facts which, under the Communications Act of 1934, as

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amended, or the existing Rules and Regulations of the FCC, would disqualify the
Companies as a transferor of the Station Licenses.

         6.7 Compliance with FCC Regulations. To the best of Sellers' knowledge, the operation of the Station has been, is and will as of the Closing Date be in material compliance in all material respects with (i) all applicable engineering standards required to be met under applicable FCC rules, and (ii) all other applicable rules, regulations, requirements and policies of the FCC, including, but not limited to, ANSI Radiation Standards C95.1 - 1982.

         6.8 Subsidiaries. The Companies do not own any equity ownership interest, directly or indirectly, in any person, corporation or other entity.

         6.9 Taxes. The Companies have filed all federal, state, local and foreign income, franchise, sales, use, property, excise, payroll and other tax returns required by law and has paid in full all taxes, estimated taxes, interest, assessments, and penalties due and payable. All returns and forms which have been filed have been true and correct in all material respects and no tax or other payment in a material amount other than as shown on such returns and forms are required to be paid and have been paid by the Companies. Except as noted in Schedule 6.9, there are no present audit reviews as to taxes of any nature payable by the Companies.

         6.10 Personal Property. Schedule 6.10 of the Disclosure Schedule contains a list of all material tangible personal property and assets owned or held by the Companies and used primarily or exclusively in the conduct of the business and operations of the Station (the "Personal Property"). Schedule
6.10 of the Disclosure Schedule contains a list of Personal Property which will not be transferred to the Buyer at the Closing. Except as disclosed in
Schedule 6.10 of the Disclosure Schedule, and except as may be subject to lease agreements of the Companies specifically identified in the Disclosure Schedule, the Companies owns and has, and will have on the Closing Date, good and marketable title to all such property (and to all other tangible and intangible personal property and assets including cash and receivables to be transferred to the Buyer hereunder), and none of such

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property is, or at the Closing will be, subject to any security interest, mortgage, pledge, conditional sales agreement or other lien or encumbrance other than as set forth in Schedule 6.10 of the Disclosure Schedule. All of the items of the tangible personal property and assets included in Schedule 6.10 of the Disclosure Schedule are in all respects in good operating condition (ordinary wear and tear excepted) and are available for immediate use in the conduct of the business and operations of the Station. The technical equipment constituting a part of the Personal Property transferred hereunder has been maintained in accordance with industry practice and is in good operating condition and complies in all material respects with all applicable rules and regulations of the FCC and the terms of the Station Licenses. The properties listed in Schedule 6.10 of the Disclosure Schedule include all such properties used and necessary to conduct in all material respects the business and operations of the Station as now conducted. The representations and warranties contained in this Section shall survive the Closing only for a period of 120 days.

         6.11 Real Property. The Companies own no real property. The leases described in Schedule 6.11 of the Disclosure Schedule contain a complete and accurate list of all real property currently leased by the Companies and used exclusively by the Station relating to the antenna, transmitter, studio site and offices of the Station (collectively the "Real Estate Contracts") and a summary of the applicable leases. The Real Estate Contracts listed in Schedule
6.11 of the Disclosure Schedule, copies of which are attached hereto as Exhibit E and Exhibit F will constitute valid and binding obligations of the Companies and, to the best of the Sellers' knowledge, of all other persons purported to be parties thereto and will be in full force and effect as of the Closing Date and will constitute valid and binding obligations of the Companies and, to the best of the Sellers' knowledge, of all other persons purported to be parties thereto and shall be in full force and effect and are all of the leases and agreements necessary for the Buyer to continue to operate the Station after the Closing as it is currently operating. Except as set forth in Schedule 6.11 of the Disclosure Schedule, the Companies are not in default under any of such Real Estate Contracts and have not received or given written notice of any default thereunder from or to any of the other parties thereto and will not have received any such notice at or prior to the Closing.

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         6.12 Contracts. Schedule 6.12 of the Disclosure Schedule lists or describes by reference all material written and oral contracts as of the date of this Agreement for which the Companies shall continue to be liable as of the Closing Date, except contracts entered into in the ordinary course of business (i) of less than three (3) months duration and which impose monetary obligations of Ten Thousand Dollars ($10,000) in the aggregate or (ii) which are currently scheduled to expire prior to Closing Date and for which the Companies will no longer be liable. Those contracts which the Sellers and the Buyer agree are critical to the consummation of the transactions contemplated hereby are identified as "Material Contracts". Notwithstanding the foregoing, if it is discovered before Closing that the Sellers failed to list any contract in the Disclosure Schedule which was required to be listed, the failure by the Sellers to disclose such contract shall not permit the Buyer to refuse to close under this Agreement or to bring an action for damages against the Sellers if the absence of such contract would not have a material adverse effect on the Buyer, the Companies or the Station.

         6.13 Status of Contracts. Except as noted in Schedule 6.12 of the Disclosure Schedule, the Sellers have delivered to the Buyer true and complete copies of all written Material Contracts, including any and all amendments and other modifications to such Material Contracts. All Material Contracts are valid, binding and enforceable by the Companies in accordance with their respective terms, except as limited by laws affecting creditors' rights or equitable principles generally. To the best of the Sellers' knowledge, the Companies have complied in all material respects with all Material Contracts and are not in default beyond any applicable grace periods under any of the Material Contracts, and no other contracting party is in default under any of the Material Contracts.

         6.14 Environmental Matters. The Companies have not unlawfully disposed of any hazardous waste or hazardous substance including Polychlorinated Byphenyls ("PCBs") in a manner which has caused, or could cause, the Buyer to incur a material liability under applicable law in connection therewith; and the Sellers and the Companies warrant that the technical equipment owned by the Station does not contain any PCBs which are required by law to be removed and if any equipment does contain PCBs, that such equipment is stored and maintained in compliance with applicable law. To the best of the Sellers' knowledge, the Companies have complied in all material respects with all federal, state and local environmental laws, rules and regulations applicable to the Station and its operations, including but not limited to the FCC's guidelines regarding RF radiation. No hazardous waste has been disposed of by the Companies, and to the best of the Sellers' knowledge, no hazardous waste has been disposed of by any other person on the real estate leased by the Companies. As used herein, the term "hazardous waste" shall mean as defined in the Resource Conservation and Recovery Act (RCRA) as amended and in the equivalent state statute under California law.

         6.15 Copyrights, Trademarks and Similar Rights. The Companies have no copyrights, trademarks, patents or permits other than the government authorization listed in Section 6.6, and pursuant to contracts under Section
6.1. Schedule 6.15 of the Disclosure Schedule lists, in all material respects, all licenses, jingles and other similar intangible property rights and interests applied for, issued to or owned by the Companies or under which the Companies is a licensee or franchisee and used exclusively or primarily in the conduct of the business and operations of the Station. Except as set forth in
Schedule 6.15 of the Disclosure Schedule, all of such rights and interests are issued to or owned by the Companies, or if licensed or franchised to the Companies, to the best of the Sellers' knowledge, are valid and in good standing and uncontested. The Sellers have delivered or made available to the Buyer copies of all material documents, if any, establishing such rights, licenses or other authority. The Companies have received no written notice and have no knowledge of any infringements or unlawful use of such property. The properties listed in the Disclosure Schedule include all such properties necessary to conduct in all material respects the business and operations of the Station as now conducted.

         6.16 Personnel Information. Schedule 6.16 of the Disclosure Schedule contains a true and complete list of all persons employed at the Station and by the Companies, including a description of material compensation arrangements and employee benefit plans and a list of other terms of any and all agreements affecting such persons. As of the date hereof only and except as set forth in Schedule 6.16 of the Disclosure Schedule and the resignation of certain officers of the Companies at the Closing as identified on Schedule II, the Companies have not received notification that any of the employees of the Companies presently plan to terminate their employment, whether by reason of the transactions contemplated hereby or otherwise.

              6.16.1 The Companies are not a party to any contract with any labor organization, nor have the Companies agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of the Companies' employees. As if the date hereof only, the Sellers have no knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to employees of the Companies. During the past three (3) years, the Companies have not experienced any strikes, work stoppages, grievance proceedings, claims of unfair labor practices filed or other significant labor difficulties of any nature.

              6.16.2 Except as disclosed in Schedule 6.16 of the Disclosure Schedule, the Companies have complied in all material respects with all laws relating to the employment of labor, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and those laws relating to wages, hours, collective bargaining, unemployment insurance, workers' compensation, equal employment opportunity, sexual harassment and payment and withholding of taxes. More specifically, the Companies have substantially complied with and are not in default in any material respect under any laws, rules and regulations relating to employment of labor, including those relating to wages, hours, equal employment opportunities, sexual harassment, employment of protected minorities (including women and persons over 40 years of age), collective bargaining and the withholding and payment of taxes and contributions and has withheld all amounts required or agreed to be withheld from wages and salaries of its employees, and are not liable for any arrearage of wages or for any tax or penalty or failure to comply with the foregoing. There are no claims or complaints pending or, to the knowledge of the Sellers, threatened against the Companies or the Station before any court or governmental agency and involving any alleged unlawful employment practices, whether or not relating to the laws described above. The Companies have not consented to any decree involving any claim of unfair labor practice and have not been held in any judicial proceeding to have committed any unfair labor practice and there are no material controversies pending or threatened between the Companies and any of its employees.

         6.17 Financial Statements. The Companies have delivered to Buyer complete copies of the operating income statements for the Station for years ended December 31, 1994 and 1995, and for the nine month period ended September 30, 1996 (the "Financial Statements"). The Financial Statements accurately represent and present fairly the financial condition and results of operations of the Station for the periods indicated. Between September 30, 1996 and the date hereof, there has been no material adverse change in the business, property, assets or condition (financial or otherwise) of the Companies and (except for the transaction contemplated herein) the Companies have operated the Station in all respects only in the ordinary course of business. The Companies have engaged Ernst & Young, LLP (the expenses of which shall paid 50% by the Sellers and 50% by the Buyer up to a maximum payment by the Seller of $15,000), to perform an audit (the "Audit") of the Companies operations for the year ended December 31, 1995 and to perform a review of the Companies operations for the nine month period ended September 30, 1996 (collectively, the "Audit and Review") which shall be delivered to Buyer by October 21, 1996.

         Except for (a) liabilities as and to the extent reflected or reserved against in the Financial Statements, (b) liabilities not yet due and payable or obligations to be performed or satisfied after the date hereof under contracts and agreements listed in the Disclosure Schedule, or excluded from the Disclosure Schedule pursuant to the terms of this Agreement, (c) liabilities incurred between September 30, 1996 and the date hereof at or by the Station in the ordinary and usual course of business including tax liabilities resulting solely from the normal operations of the Companies during such period but not taxes, if any, arising as a result of the transactions contemplated by this Agreement which Buyer expressly assumes to the extent that they are attributable solely to the Companies; and (d) any other liabilities relating to the Station disclosed in this Agreement or in the Disclosure Schedule, on the date hereof, the Companies have no material liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, of a nature customarily reflected in financial statements reflecting the accrual basis of accounting.

         6.18 Liabilities. Except as set forth in the Disclosure Schedule and the Financial Statements, the Companies have no debts, obligations or liabilities of any kind or nature, either direct or indirect, absolute or contingent, matured or unmatured.

         6.19 Absence of Certain Changes or Events. Except as set forth in
Schedule 6.19 of the Disclosure Schedule or except as otherwise contemplated by this Agreement, since September 30, 1996 there has not been (a) any damage, destruction or casualty loss to the physical properties of the Companies (whether covered by insurance or not); (b) any material change in the business, operations or financial condition of the Companies; (c) any entry into any transaction, commitment or agreement (including without limitation any borrowing or capital expenditure) material to the Companies's course of business; (d) any redemption or other acquisition by the Companies of the Companies' capital stock or any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property with respect to the Companies' capital stock; (e) except for normal salary reviews, not to exceed 5%, with personnel on the anniversary date of employment, consistent with past practice, and compensation to the employees and officers who are to resign at Closing and are listed on Schedule II, any increase in the rate or terms of compensation payable or to become payable by the Companies to its directors, officers, employees or any increase in the rate or terms of any bonus, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any such directors, officers or key employees; (f) any change in or acceleration of sales, or reduction of aggregate administrative, marketing, advertising and promotional expenses or research expenditures other than in the ordinary course of business; (g) any sale, transfer or other disposition of any asset of the Companies to any party, including the Sellers, except for payment of third-party obligations incurred in the ordinary course of business in accordance with the Companies' regular payment practices; (h) any termination or waiver of any rights of value to the business of the Companies; or (i) any failure by the Companies to pay its accounts payable or other obligations in the ordinary course of business consistent with past practices.

         6.20 Title to Properties. Except as set forth on Schedule 6.20 of the Disclosure Schedule, the Companies have good and marketable title to all of the assets and properties which they purport to own including, without limitation, those which are reflected on the Financial Statements, free and clear of all Encumbrances, except for (a) liens for current taxes not yet due and payable or for taxes the validity of which is being contested in good faith by appropriate proceedings, and (b) Encumbrances which individually or in the aggregate do not materially and adversely affect the business, operations or financial condition of the Companies.

         6.21 Litigation. Except as set forth in Schedule 6.21 of the Disclosure Schedule, (a) the Companies are subject to no judgment, award, order, writ, injunction, arbitration decision or decree materially adversely affecting the conduct of the business of the Station, and there is no litigation, arbitration, administration or other proceeding or, to the best of the Sellers' knowledge, investigation pending or any basis for any person to assert a claim or, to the best of the Sellers' knowledge, threatened against the Companies or the Station in any federal, state or local court, or before any administrative agency or arbitrator (including, without limitation, any proceeding which seeks the forfeiture of, or opposes the renewal of, any of the Station Licenses), or before any other tribunal duly authorized to resolve disputes, which would reasonably be expected to have any material adverse effect upon the business, property, assets or condition (financial or otherwise) of the Station or which seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken pursuant to or in connection with this Agreement; and (b) in particular, but without limiting the generality of the foregoing, there are no applications, complaints or proceedings pending or, to the best of the Sellers' knowledge, threatened before the FCC or any other governmental organization with respect to or adverse to the business or operations of the Station other than applications, complaints or proceedings which affect the broadcasting industry generally.

         6.22 Compliance With Laws. Except as set forth in Schedule 6.22 of the Disclosure Schedule, (a) the Companies have not received any notice asserting any non-compliance by them with any applicable statute, rule or regulation, whether federal, state or local; (b) the Companies are not in default with respect to any judgment, order, injunction or decree of any court, administrative agency or other governmental authority or any other tribunal duly authorized to resolve disputes in any respect material to the transactions contemplated hereby; and (c) the Companies are in compliance with all material laws, regulations and governmental orders applicable to the conduct of the business and operations of the Companies and the Station, the failure to comply with which would have a material adverse effect on the business, operations or financial condition of the Station, and their present use of the Station's assets does not violate any of such laws, regulations or orders, violation of which would have a material adverse effect on the Station's operation.

         6.23 Insurance. All insurance policies with respect to the properties, assets, operations and business of the Companies (the "Insurance Policies") are in full force and effect. Except as set forth in Schedule 6.23 of the Disclosure Schedule, there are no pending claims against the Insurance Policies by the Companies as to which the insurers have denied liability and with respect to which there is a reasonable likelihood of a settlement or determination adverse to the Companies. To the best of the Sellers' knowledge, there are no circumstances existing which would enable the insurers to avoid liability under the Insurance Policies, nor are there any other parties having an interest under the Insurance Policies. Except as set forth in Schedule 6.23 of the Disclosure Schedule, (i) there exist no material claims under the Insurance Policies that have not been properly filed by the Companies; (ii) no insurance company has refused to renew any material insurance policy of the Companies during the past eighteen (18) months; and (iii) there have been no material rate or premium increases or written notice of prospective changes therein on general liability, property or directors and officers liability Insurance Policies during the past eighteen (18) months. Schedule 6.23 of the Disclosure Schedule contains a list that includes all Insurance Policies.

         6.24 Accuracy of Information. No written statement made by the Sellers herein and no information provided by the Sellers herein or in the documents, instruments or other written communications made or delivered directly by the Sellers to the Buyer in connection with the negotiations covering the purchase and sale of the Shares contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not misleading and there is no fact known to the Sellers which relates to any information contained in any such written document, instrument or communications which the Sellers have not disclosed to the Buyer in writing which materially affects adversely the Station. To the extent that a representation or other information is made to the Sellers' knowledge or is otherwise qualified by its terms, this representation shall not be interpreted to expand such limitations or qualifications.

         6.25 Accounts Receivable. All accounts receivable reflected on the Financial Statements represent sales actually made or services actually rendered in the ordinary course of business on or prior to September 30, 1996; all accounts receivable of the Companies as of the Closing Date will represent sales actually made on services actually rendered in the ordinary course of business consistent with past practices prior to the Closing Date.

         6.26 Qualification. To the best of the Sellers' knowledge, there are no facts which, under the Communications Act of 1934, as amended, or the existing rules and regulations of the FCC, would disqualify the WWYZ from remaining the FCC licensee of the Station.

                                   ARTICLE 7
                        COVENANTS OF THE BUYER AND SFX
                        ------------------------------

         7.1 Closing. On the Closing Date, the Buyer shall purchase the Shares from the Sellers as provided in Articles 1 and 2 hereof and shall deliver or cause to be delivered to the Sellers the Purchase Price as provided in Article 2 hereof.

         7.2 Notification. The Buyer shall immediately notify the Sellers, and thereafter keep Sellers informed on a current basis, of any litigation, arbitration or administrative proceeding pending or, to its knowledge, threatened against the Buyer, or to its knowledge, SFX and SFX's direct and indirect subsidiaries which challenges, or would otherwise impact on the transactions contemplated hereby.

         7.3 No Inconsistent Action. The Buyer shall not take any other action which is materially inconsistent with its obligations under this Agreement.

         7.4 Notification on Sellers Warranties and Covenants. From and after the date of this Agreement until the Closing Date, Buyer shall immediately notify Sellers, and provide Sellers an opportunity to cure, any fact, circumstance or event which Buyer discovers during its due diligence investigation, which Buyer could otherwise assert is a breach of Sellers' or the Companies warranties or pre-closing covenants.

         7.5 SFX Covenant. SFX shall cause Buyer to perform its obligations hereunder, and, if Buyer fails to perform, shall pay Sellers the amounts due hereunder in Buyer's stead.

                                   ARTICLE 8
                  COVENANTS OF THE SELLERS AND THE COMPANIES
                  ------------------------------------------

         8.1 Pre-Closing Covenants. The Sellers and the Companies covenant and agree with respect to the Station that between the date hereof and the Closing Date, except as expressly permitted by this Agreement or with the prior written consent of the Buyer, they shall act in accordance with the following; provided that Buyer agrees that if Sellers and the Companies fully comply with their obligations hereunder, Sellers shall not be responsible under covenants
8.1.1 or 8.1.2, if its employees or customers elect to discontinue their association with the companies, due to the announcement of the transactions contemplated by the Agreement or if there is a change in the historic revenues, or the Arbitron (or other audience) ratings for the Station, between the date hereof and the Closing.

             8.1.1 The Sellers shall cause the Companies to and the Companies shall conduct the business and operations of the Station in the ordinary and prudent course of business and with the intent of preserving the ongoing operations and assets of the Station, including, but not limited to, retaining the current format of the Station, using its reasonable best efforts to retain the services of its employees, and keeping in good standing all licenses, permits and authorizations.

             8.1.2 The Sellers shall cause the Companies to and the Companies shall use reasonable efforts to preserve the operation of the Station intact and to preserve the business of Station's customers, suppliers and others having business relations with the Station and continue to conduct the financial operations of the Station, including its credit and collection policies, in the ordinary course of business with substantially the same effort, and to substantially the same extent and in the same manner, as in the prior conduct of the business of the Station.

             8.1.3 The Shareholders of WWYZ shall cause the Companies to and the Companies shall operate the Station in accordance with all material FCC Rules and Regulations and the Station Licenses and with all other laws, regulations, rules and orders, and shall not cause or permit by any act, or failure to act, any of the Station Licenses to expire, be surrendered, adversely modified, or otherwise terminated, or the FCC to institute any proceedings for the suspension, revocation or adverse modification of any of the Station Licenses, or fail to prosecute with due diligence any pending applications to the FCC.

             8.1.4 Should any fact relating to the WWYZ or its shareholders which would cause the FCC to deny its consent to the transactions contemplated by this Agreement come to WWYZ's or its shareholders attention, the shareholders or WWYZ, as the case may be, shall promptly notify the Buyer thereof and shall use their reasonable efforts to take such steps as may be necessary to remove any such impediment to the transactions contemplated by this Agreement.

             8.1.5 The Sellers shall prevent the Companies from, and the Companies shall not other than in the ordinary course of business or in accordance with a pre-existing plan or arrangement listed in the Disclosure Schedule (i) sell or dispose of or commit to sell or dispose of any of the Companies or the Station's assets; (ii) except for normal salary reviews, not to exceed 5%, with personnel on the anniversary date of employment, consistent with past practice, and for compensation for certain officers and employees how are due to resgin at the Closing and are listed on Schedule II, grant or agree to grant any general increases in the rates of salaries or compensation payable to employees of the Companies or the Station; (iii) except for normal salary reviews, not to exceed 5%, with personnel on the anniversary date of employment, consistent with past practice, and for compensation to certain officers and employees who are to resign at Closing and are as listed on Schedule II, grant or agree to grant any specific bonus or increase to any executive or management employee of the Companies or the Station; or (iv) provide for any new pension, retirement or other employment benefits for employees of the Companies or the Station or any increases in any existing benefits.

             8.1.6 The Sellers shall provide the Buyer prompt written notice of any material change in any of the information contained in the representations and warranties made in Article 6 hereof or any Exhibits or the Disclosure Schedule herein or attached hereto.

             8.1.7 Following the acquisition of all approvals under Section 4, provided there is no unsatisfied condition precedent to Buyer's obligation, the Companies and the Sellers shall give the Buyer and the Buyer's counsel, accountants, engineers and other representatives, full and reasonable access during normal business hours to all of the Companies's personnel, properties, books, contracts, reports and records including financial information and tax returns, to all real estate, buildings and equipment relating, and to the Companies and the Station's employees in order that the Buyer may have full opportunity to make such investigation as it desires of the affairs of the Companies and to furnish the Buyer with information, and copies of all documents and agreements including but not limited to financial and operating data and other information concerning the financial condition, results of operations and business of the Companies and the Station, that the Buyer may reasonably request. The rights of the Buyer under this Section shall not be exercised in such a manner as to interfere with the business of the Station. Prior to such date, Sellers and Companies shall provide Buyer with such information as may be requested for review off premises. The failure to provide such information shall constitute a material breach of this Agreement unless cured by Sellers within the time periods set forth herein.

         8.2 Trade Agreements. At the Closing, the aggregate value by which the Companies's post-closing obligations under all contracts for the sale of advertising time on the Station for consideration other than cash such as merchandise, services or promotional consideration exceeds the aggregate value of the merchandise, services or promotional consideration to be received by the Station after the Closing, shall not be more than Fifty Thousand Dollars ($50,000).

         8.3 Notification. The Sellers and the Companies shall notify the Buyer of any material litigation, arbitration or administrative proceeding pending or, to their knowledge, threatened against the Sellers or the Companies which challenges the transactions contemplated hereby.

         8.4 No Inconsistent Action. The Sellers and the Companies shall take no action which is materially inconsistent with their obligations under this Agreement.

         8.5 Closing Covenant. On the Closing Date, the Sellers shall sell and deliver the Shares to the Buyer as provided in Articles 1 and 2 of this Agreement.

                                   ARTICLE 9
                                JOINT COVENANTS
                                ---------------

         SFX, through its power to control the Buyer, or directly if Buyer defaults, the Buyer, the Sellers and the Companies covenant and agree that between the date hereof and the Closing Date, they shall act in accordance with the following:

         9.1 Conditions. Except as otherwise provided in this Agreement, if any event should occur, either within or without the control of any party hereto, which would prevent fulfillment of the conditions upon the obligations of any party hereto to consummate the transactions contemplated by this Agreement, the parties hereto shall use their reasonable best efforts to cure the event as expeditiously as possible.

         9.2 Confidentiality. WWYZ and SFX have entered into a confidentiality agreement dated as of August 27, 1996, which shall continue to apply to the parties hereto, including the Buyer. In addition the Buyer, the Sellers and the Companies shall each keep confidential all information obtained by it or them with respect to the other in connection with this Agreement and the negotiations preceding this Agreement, and will use such information solely in connection with the transactions contemplated by this Agreement, and if the transactions contemplated hereby are not consummated for any reason, each shall return to the other, without retaining a copy thereof, any schedules, documents or other written information obtained from the other in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, no party shall be required to keep confidential or return any information which (i) is known or available through other lawful sources, not bound by a confidentiality agreement with the disclosing party,
(ii) is or becomes publicly known through no fault of the receiving party or its agents, (iii) is required to be disclosed pursuant to an order or request of a judicial or governmental authority or because of the rules and regulations of the Securities and Exchange Commission (provided the other parties are given reasonable prior notice), or (iv) is developed by the receiving party independently of the disclosure by the disclosing party.

         9.3 Cooperation. The Buyer, the Sellers and the Companies shall cooperate fully with each other in taking any actions, including actions to obtain the required consent of any governmental instrumentality or any third party necessary or helpful to accomplish the transactions contemplated by this Agreement; provided, however, that no party shall be required to take any action which would have a material adverse effect upon it or any of its direct or indirect subsidiaries. Buyer and SFX shall bear the costs to the extent set forth in Section 12.3.

                                  ARTICLE 10
                      CONDITIONS OF CLOSING BY THE BUYER
                      ----------------------------------

         The obligations of the Buyer hereunder are, at its option, subject to satisfaction, at or prior to the Closing Date, of each of the following conditions, provided, however, that Buyer may not rely upon conditions 10.2,
10.3 or 10.4 or the delivery of Closing documents if the Agreement is terminated as a basis not to pay the "breakage fee" as set forth in Section
2.3 (b):

         10.1 Representations, Warranties and Covenants.

              10.1.1 All representations and warranties of the Companies and the Sellers made in this Agreement shall be true and complete in all material respects as of the date hereof and on and as of the Closing Date as if made on and as of that date.

              10.1.2 All of the terms, covenants and conditions to be complied with and performed by the Companies and the Sellers on or prior to Closing Date shall have been complied with or performed in all material respects.

              10.1.3 The Buyer shall have received a certificate, dated as of the Closing Date, executed by a duly qualified officer of the Companies and each of the Sellers, to the effect that their respective representations and warranties contained in this Agreement are true and complete in all material respects on and as of the Closing Date as if made on and as of that date, and that each has complied with or performed all terms, covenants and conditions to be complied with or performed by him or it in all material respects on or prior to the Closing Date.

         10.2 Governmental Consents. The FCC Consent shall have become a Final Order, or such condition shall have been waived in writing by the Buyer, and all consents, approvals, authorizations or other requirements prescribed by the HSR Act shall have been obtained and satisfied.

         10.3 Governmental Authorizations. The Companies shall be the holder of the Station Licenses and all other material licenses, permits and other authorizations listed in the Disclosure Schedule, and there shall not have been any modification of any of such licenses, permits and other authorizations which has a material adverse effect on the Station or the conduct of its business and operations. No proceeding shall be pending which seeks or the effect of which reasonably could be to revoke, cancel, fail to renew, suspend or modify materially and adversely the Station Licenses or any other material licenses, permits or other authorizations.

         10.4 Adverse Proceedings. No suit, action, claim or governmental proceeding shall be pending against, or no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against, any party hereto which challenges or would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

         10.5 Legal Opinion. The Companies and the Seller shall have delivered to the Buyer a written opinion of its or their counsel, dated as of the Closing Date, substantially in the form attached hereto as Exhibit C.

         10.6 FCC Legal Opinion. The Sellers shall have furnished the Buyer a written opinion of the Companies' and the Sellers' FCC counsel, dated as of the Closing Date, addressed to the Buyer substantially in the form attached hereto as Exhibit D.

         10.7 Delivery of Shares. On the Closing Date, the Buyer shall have received certificates representing the Shares.

         10.8 Resignations. On the Closing Date, the Buyer shall have received the resignations of all of the officers and directors of the Companies as set forth on Schedule II.

         10.9 Leases. On the Closing Date, the Sellers' shall have entered into lease agreements with Buyer for the Station's studio and tower facilities substantially in the form attached hereto as Exhibit E and Exhibit F.

         10.10 Seller's Cure. Buyer shall not have a right to rely on any event under Sections 10.1.1 and 10.1.2, if such event can be cured, in the reasonable judgment of Buyer, by the payment of money, and Seller elects to permit an offset to the Purchase Price at the Closing for the cost of the cure. In the event that the Buyer agree's that the breach can be cured by the payment of money and the cure is not capable of exact determination, the parties shall apply the procedure set forth in

Section 2.4(b) as to Net Working Capital to determine the cost of such cure.

         10.11 Escrow Agreement. On the Closing Date, the Escrow Agreement shall be in full force and effect.

                                  ARTICLE 11
                     CONDITIONS OF CLOSING BY THE SELLERS
                     ------------------------------------

         The obligations of the Sellers hereunder are, at their option, subject to satisfaction, at or prior to the Closing Date, of each of the following conditions:

         11.1 Representations, Warranties and Covenants.

              11.1.1 All representations and warranties of the Buyer shall be true and complete in all material respects as of the date hereof and on and as of the Closing Date as if made on and as of that date.

              11.1.2 All the terms, covenants and conditions to be complied with and performed by the Buyer on or prior to the Closing Date shall have been complied with or performed in all material respects.

              11.1.3 The Sellers shall have received a certificate, dated as of the Closing Date, executed by a duly qualified officer of the Buyer, to the effect that the representations and warranties of the Buyer contained in this Agreement are true and complete in all material respects on and as of the Closing Date as if made on and as of that date, and that the Buyer has complied with or performed all terms, covenants and conditions to be complied with or performed by it in all material respects on or prior to the Closing Date.

         11.2 Governmental Consents. The FCC Consent shall have become a Final Order, or such condition shall have been waived by the Sellers, and all consents, approvals, authorizations or other requirements prescribed by the HSR Act shall have been obtained and satisfied.

         11.3 Adverse Proceedings. No suit, action, claim or governmental proceeding shall be pending against, or no other, decree or judgment of any court, agency or other governmental authority shall have been rendered against any party hereto which challenge or would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

         11.4 Legal Opinion. The Buyer and SFX shall have delivered to the Sellers opinions of their corporate counsel, dated as of the Closing Date, substantially in the form attached hereto as Exhibit G.

         11.5 Employment Agreement. The Buyer shall have entered into an employment agreement with Stephen P. Gilmore substantially in the form attached hereto as Exhibit H.

         11.6 Payment of Purchase Price. The Buyer shall have delivered or caused to be delivered to the Sellers the Purchase Price in accordance with the terms of Article 2 hereof.

                                  ARTICLE 12
                       TRANSFER TAXES; FEES AND EXPENSES
                       ---------------------------------

         12.1 Expenses. Except as set forth in Sections 6.17, 12.2 and 12.3 hereof , each party hereto shall be solely responsible for all costs and expense incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement.

         12.2 Governmental Filing or Grant Fees. Any filing or grant fees imposed by any governmental authority the consent of which is required to the transactions contemplated hereby shall be paid by the Buyer; provided, however, the Sellers shall reimburse the Buyer, within ten (10)
days of a written request of Buyer, 50% of any FCC fling fees and $12,000 toward the HSR Act filing fees.

         12.3 Costs of Consultants, Accountants and Attorneys. Each party will bear the cost of their respective counsel and other consultants (unless otherwise specifically provided) unless and until an objection or request for additional information is received pursuant to the HRS filing, or the FCC filing for any reason relating to Buyers or SFX's operations or structure. Thereafter, Buyer or SFX shall be solely responsible for all reasonable costs incurred for attorneys or other consultants used by Sellers, Companies and Buyer in such proceedings or any collateral proceeding challenging the transactions contemplated by this Agreement and in obtaining the approvals as required herein. Buyer's responsibility for Seller's costs in prosecuting the proceedings contemplated by this Agreement shall be limited to proceedings or investigations caused solely by reason of Buyer's or SFX's operations or structure in regard to the transactions contemplated by this Agreement.

                                  ARTICLE 13
                          COMMISSIONS OR FINDER'S FEE
                          ---------------------------

         13.1 The Buyer's Representation and Agreement to Indemnify. The parties hereto represent and warrant that neither they nor any person or entity acting on their behalf has agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity, other than to Media Services Corp. The parties hereto further agree to indemnify, defend and hold each other harmless from and against any and all claims, losses, liabilities and expenses (including reasonable attorney's fees) arising out of a claim by any person or entity (including Media Services Corp.) based on any such arrangement or agreement made or alleged to have been made by the Buyer. Each party hereto shall enter into a separate arrangement with Media Services Corp. relating to any finder's fee or similar payment in connection with the transactions contemplated hereby.

                                  ARTICLE 14
                     DOCUMENTS TO BE DELIVERED AT CLOSING
                     ------------------------------------

         14.1 The Sellers' Documents. At the Closing, the Sellers and the Companies shall deliver or cause to be delivered to the Buyer the following:

              14.1.1 Certified resolutions of the Board of Directors of the Companies approving the execution and delivery of this Agreement and each of the other documents and authorizing the consummation of the transactions contemplated hereby and thereby;

              14.1.2 Certificates, dated the Closing Date, by the Companies and the Sellers in the form described in Section 10.1.3 above;

              14.1.3 Articles of Incorporation and Bylaws of the Companies certified by the Companies secretary as of the Closing Date;

              14.1.4 At the time and place of Closing, originals or copies of all program, operations, transmissions, or maintenance logs and all other records required to be maintained by the FCC with respect to the Station, including the Station's public file, shall be left at the Station and thereby delivered to the Buyer;

              14.1.5 The opinion letters, dated the Closing Date, referenced in Sections 10.5 and 10.6 above;

              14.1.6 The leases, effective as of the Closing date, referenced in Section 10.9 above;

              14.1.7 Certificates evidencing the Shares;

              14.1.8 Governmental certificates showing that the Companies are duly incorporated and in good standing in the State of Connecticut, dated not more than forty-five (45) calendar days before the Closing Date; and

              14.1.9 Such additional information and material as the Buyer shall have requested in a timely manner in writing and which is reasonably necessary for the Closing.

              14.1.10 The resignations of the officers and directors of the Companies listed on Schedule II.

              14.1.11 The Escrow Agreement attached as Exhibit A.

         14.2 The Buyer's Documents. At the Closing, the Buyer shall deliver or cause to be delivered to the Sellers the following:

              14.2.1  The Purchase Price in accordance with Section 2.2 hereof.

              14.2.2 A certificate, dated the Closing Date, by the Buyer in the form described in Section 11.1.3 above.

              14.2.3 The opinions of the Buyer's and SFX's corporate counsel, dated the Closing Date, to the effect set forth in Section 11.4;

              14.2.4 Governmental certificates showing that the Buyer is duly incorporated and in good standing in the State of Delaware and is qualified as a foreign corporation in the State of Connecticut, dated not more than forty-five (45) calendar days before the Closing Date;

              14.2.5 Certified resolutions of the Board of Directors of the Buyer approving the execution and delivery of this Agreement and each of the other documents and agreements referred to herein and authorizing the consummation of the transactions contemplated hereby and thereby;

              14.2.6 Articles of Incorporation and Bylaws of the Buyer certified by the Buyer's secretary as of the Closing Date; and

              14.2.7 Such additional information and material as the Sellers shall have requested in a timely manner in writing and which is reasonably necessary for the Closing.

              14.2.8 The Employment Agreement with Stephen P. Gilmore.

                                  ARTICLE 15
                                INDEMNIFICATION
                                ---------------

              15.1.1 The Sellers' Indemnities. To the extent set forth in
Section 15.1.2, the Sellers hereby agree to indemnify, defend and hold the Buyer harmless with respect to any and all demands, claims, actions, suits, proceedings, assessments, judgments, costs, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys' fees) (collectively, "Losses"), asserted against, resulting from, imposed upon or incurred by the Buyer directly or indirectly relating to or arising out of (i) the inaccuracy of any representation or warranty, or the breach of any covenant or agreement, contained herein or in any instrument or certificate delivered pursuant hereto and (ii) all operations of the Station prior to the Closing including, but not limited to, the payment of all Federal, state, local, foreign and other governmental taxes, assessments, duties, fees, levies or similar charges of any kind (including, without limitation, all interest, penalties and additions imposed with respect to such amounts), including, without limitation, all sales, payroll, employment and other withholding taxes, and including, without limitation, all obligations under any tax sharing agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement or practice and any liability for taxes imposed by reason of transferee liability or status as the successor to another entity or member of a consolidated, combined or unitary group including other entities for all taxable periods ending on or before the Closing Date and the portion ending on the Closing Date of any taxable period that includes (but does not end on) such day.

              15.1.2 As a condition to Sellers' agreement to assume all risks of Closing prior to the Expiration Date, as to the "breakage fee" set forth in
Section 3.2 (b), and Buyer's agreement to close without regard to certain pre-closing conditions set forth Section 10, Sellers have agreed that a portion of the Purchase Price may be retained by the Buyer in the Escrow Account until all of the Sellers' indemnity responsibilities, as set forth in this Section 15, are satisfied to the satisfaction of Buyer. Buyer hereby agrees to periodically review with the Sellers the amount of money retained in the Escrow Account and authorize the reduction of such amounts upon satisfaction that the indemnity obligations of the Sellers have been satisfied. At the Closing, the Sellers shall permit the Buyer to retain with the Escrow Agent under the Escrow Agreement, the amount of $2,000,000 (the "Indemnity Retention Amount") as security for Sellers indemnification obligations contained here, such amount to be retained until the settlement of al claims presented within the Claims Period (as defined below), as provided in this Section 15. Any balance shall be paid from the Escrow Agent to the Sellers.

         15.2 SFX's and Buyer's Indemnities. SFX and the Buyer hereby agrees to indemnify, defend and hold the Sellers harmless with respect to any and all demands, claims, actions, suits, proceedings, assessments, judgments, costs, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys' fees) asserted against, resulting from, imposed upon or incurred by the Sellers directly or indirectly relating to or arising out of the inaccuracy of any representation or warranty, or the breach of any covenant or agreement, contained herein or in any instrument or certificate delivered pursuant hereto or from the operations of Buyer after the Closing.

         15.3 Rights. The Buyer and the Sellers agree that the rights of indemnification provided in this Article 15 are exclusive of any and all other such rights of the Buyer and the Sellers hereunder and that Sellers' liability for all claims asserted hereunder may not exceed 20% of the Purchase Price. Buyer hereby agrees to periodically review with the Sellers the percentage of the Purchase Price for which the Sellers remain liable authorize the reduction of such percentage upon satisfaction that the indemnity obligations of the Sellers have been satisfied.

         15.4 Survival of Representations and Warranties. The representations, warranties and covenants contained herein set forth in Sections 6.10, 6.12 and
6.19 (a), (e) and (f) and 8.1.1 and 8.1.2 shall survive the Closing for a period of 120 days (the "120 day Claims") and all other representations and warranties, other than with respect to Section 6.9 which shall survive the Closing, shall survive the Closing for a period of twenty-four (24) months (the "Claims Period") following the Closing Date, and upon the expiration of such period shall lapse and be of no further effect.

         15.5 Limitation on Indemnity. Notwithstanding anything to the contrary contained in this Agreement, and subject to the proviso set forth in this
Section 15.5, neither the Buyer nor the Sellers shall have any liability or obligation to the other for breach of any representation, warranty, covenant or agreement of such other party made in this Agreement except to the extent that the aggregate of all 120 day Claims by such other party for such breaches, net of tax benefit, exceed Fifty Thousand Dollars ($50,000) (the "Threshold Amount") in the aggregate, in which event the party so liable shall then be liable for all claims for any such breaches, including the sums constituting the Threshold Amount, if asserted within the 120 day claim period. All other Claims may be asserted for a period of 24 moths following the Closing Date, but only if such claims exceed $5,000 as to any single matter, and then only if the aggregate of such claims exceed $150,000 (the "Other Claim Threshold") in which case the Sellers shall only be liable for the excess over $100,000.

         15.6 Procedures.

              15.6.1 Promptly after the receipt by any party (the "Indemnified Party") of notice of (A) any claim or (B) the commencement of any action or proceeding which may entitle such party to indemnification under this Section, such party shall give the other party (the "Indemnifying Party") written notice of such claim or the commencement of such action or proceeding and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from such claim. The failure to give the Indemnifying Party timely notice under this clause shall not preclude the Indemnified Party from seeking indemnification from the Indemnifying Party unless such failure has materially prejudiced the Indemnifying Party's ability to defend the claim or litigation.

              15.6.2 If Indemnifying Party assumes the defense of any such claim or litigation resulting therefrom with counsel reasonably acceptable to Indemnified Party, the obligations of the Indemnifying Party as to such claim shall be limited to taking all steps necessary in the defense or settlement of such claim or litigation resulting therefrom and to holding the Indemnified Party harmless from and against any losses, damages and liabilities caused by or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such claim or litigation resulting therefrom; however, the Indemnified Party may participate, at its or his expense, in the defense of such claim or litigation provided that the Indemnifying Party shall direct and control the defense of such claim or litigation. The Indemnified Party shall cooperate and make available all books and records reasonably necessary and useful in connection with the defense. The Indemnifying Party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment, except with the written consent of the Indemnified Party, or enter into any settlement, except with the written consent of the Indemnified Party, which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation.

              15.6.3 If the Indemnifying Party shall not assume the defense of any such claim or litigation resulting therefrom, the Indemnified Party may, but shall have no obligation to, defend against such claim or litigation in such manner as it may deem appropriate, and the Indemnified Party may compromise or settle such claim or litigation without the Indemnifying Party's consent. The Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of all expenses, legal or otherwise, incurred by the Indemnified Party in connection with the defense against or settlement of such claim or litigation. If no settlement of the claim or litigation is made, the Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of any judgment rendered with respect to such claim or in such litigation and of all expenses, legal or otherwise, incurred by the Indemnified Party in the defense against such claim or litigation.

                                  ARTICLE 16
                              TERMINATION RIGHTS
                              ------------------

         16.1 Termination. Subject to Buyer's obligation for the "breakage fee" set forth in Section 2.3 (b), this Agreement may be terminated by either the Buyer or the Sellers, if the party seeking to terminate is not in material default or breach of this Agreement, upon written notice to the other upon the occurrence of any of the following (for purposes of this Article, the term Buyer shall include SFX):

              (a) if, on or prior to the Closing Date, the other party defaults in any material respect in the observance or in the due and timely performance of any of its covenants or agreements herein contained and such material default shall not be cured, within ten (10) calendar days of the date of written notice of default served by the party claiming such material default or if such event cannot be cured within such ten (10) day period, the defaulting party is diligently pursuing the cure, and the extension of the cure period does not prejudice the rights of the non-defaulting party to a cure by the Closing Date; or

              (b) subject to Section 16.4 below, if the FCC denies the FCC Application, or fails to grant the FCC Consent of if all applicable waiting periods under the HSR Act have not expired by February 1, 1997, as the same may be extended by Section 16.4 (the "Expiration Date"), provided that the party seeking termination has diligently prosecuted and utilized its best efforts to obtain the FCC Application in good faith; or

              (c) if there shall be in effect any judgment, final decree or order that would prevent or make unlawful the Closing of this Agreement; or

              (d) by the Buyer only if broadcast transmissions are interrupted for a period of five (5) consecutive calendar days or for seven (7) or more calendar days within any thirty (30) day period, or normal broadcast transmissions are not resumed by the date immediately preceding the Closing Date; or

              (e) as provided in Section 17.2 or any other Section of this Agreement which specifically provides for termination.

         16.2 Right to Cure. A defaulting party under Section 16.1(a) of this Agreement shall only be entitled to invoke the cure provisions whenever necessary during the term of this Agreement. Additionally, if a delay in the Closing Date under Section 16.1(a) would cause the Closing to fall at any time after the period permitted by the FCC Consent, the Sellers and the Buyer shall file an appropriate request with the FCC for an extension of time within which to complete the Closing.

         16.3 Liability. The termination of this Agreement under Section 16.1 shall not relieve any party of any liability for breach of this Agreement prior to the date of termination. In the event Sellers or Buyer cannot proceed because of the failure to obtain governmental approvals, Sellers shall be entitled to retain the amounts set forth in the Escrow Agreement even though Buyer fulfilled its obligations hereunder.

         16.4 Extension of Expiration Date. Notwithstanding the provisions of
Section 16.1(b) above, the Buyer may, at its option, extend the Expiration Date for successive thirty (30) day periods, up to and including September 30, 1997, by placing into escrow with the Escrow Agent additional cash deposits (the "Additional Cash Deposits") in the amount of FIFTY THOUSAND DOLLARS ($50,000) for each such successive thirty (30) day period. The term Cash Deposit and Additional Cash Deposits are collectively referred to herein as the "Cash Deposits." The Escrow Agent shall hold such Additional Cash Deposits pursuant to the terms of the Escrow Agreement. The term Expiration Date as used herein shall include any successive thirty (30) day period for which the Buyer has remitted Additional Cash Deposits in accordance with this Section 16.4.

                                  ARTICLE 17
                               OTHER PROVISIONS
                               ----------------

         17.1 Liquidated Damages. In addition to the "breakage fee" under
Section 2.3 (b), if the parties hereto shall fail to consummate this Agreement on the Closing Date due to the Buyer's breach of any material representation, warranty, covenant or condition hereunder, and the Sellers are not at that time in breach of any material representation, warranty, covenant or condition hereunder, the parties acknowledge and agree that the Sellers' damages will be extremely difficult and impractical to ascertain and that the Cash Deposit in excess of the "breakage fee" represents a reasonable estimate of such damages, considering all the circumstances existing on the date of this Agreement. Therefore, the parties acknowledge and agree that in the event of such failure to perform by the Buyers, the Sellers shall have the right to retain the amount of the Cash Deposits in excess of the "breakage fee" as liquidated damages. Such liquidated damages and "breakage fee" constitute the Sellers' sole and exclusive remedy against the Buyer for failing to consummate this agreement on the Closing Date or for any other breaches under this Agreement that prevent the Closing from occurring, all other remedies being hereby expressly waived by the Sellers.

         17.2 Risk of Loss. The risk of loss or damage to the Station or any of its assets prior to the Closing Date shall be upon the Sellers. The Sellers shall repair, replace and restore any such damaged or lost Station asset to its prior condition, as soon as possible and in no event later than the Closing Date. If the Sellers fail to restore or replace such Station asset, the Sellers shall assign or cause to be assigned to the Buyer at Closing their rights under any insurance policy or pay over to the Buyer all proceeds of insurance covering such Station asset's damage, destruction or loss or, in the alternative, the Buyer shall have the right to reduce the Purchase Price by an amount reasonably estimated to be sufficient to repair or replace such property. If the restoration and replacement of any damaged or destroyed property has not been completed at the time the Closing would otherwise be held, then unless the Sellers and the Buyer otherwise agree, the Closing Date shall be delayed and shall take place within fifteen (15) calendar days after the Sellers give written notice to the Buyer of completion of the restoration or replacement of such asset. If the delay in the Closing Date under this
Section 17.2 would cause the Closing to fall at anytime after the period permitted by the FCC Consent, the Sellers and the Buyer shall file an appropriate request with the FCC for an extension of time within which to complete the Closing. Time is of the essence in the Sellers' restoration or replacement of the Station assets.

         17.3 Specific Performance. In the event of a material breach by the Sellers of their respective representations and obligations hereunder, not cured within ten (10) calendar days after written notice to that effect from the Buyer, the Buyer shall have the right to bring an action to enforce the terms of this Agreement by decree of specific performance, it being agreed that the property to be transferred hereunder is unique and not readily available in the open market, and the Sellers thereby further agree to waive any and all defenses against any such action for specific performance based on the grounds that there is an adequate remedy for money damages available.

         17.4 Further Assurances. After the Closing, the Sellers shall from time to time, at the request of and without further cost or expense to the Buyer, execute and deliver such other instruments of conveyance and transfer and take such other actions as may reasonably be requested in order to more effectively consummate the transactions contemplated hereby to vest in the Buyer good and marketable title to the assets being transferred hereunder, and the Buyer shall from time to time, at the request of and without further cost or expense to the Sellers, execute and deliver such other instruments and take such other actions as may reasonably be requested in order to more effectively relieve the Sellers of any obligations being assumed by the Buyer hereunder.

         17.5 Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may voluntarily or involuntarily assign its interest under this Agreement without the prior written consent of the other party, except for any assignment by the Buyer to an affiliate of the Buyer in which case the Buyer shall remain fully obligated under this Agreement as an assignor.

         17.6 Entire Agreement. This Agreement, the Disclosure Schedule and the Exhibits hereto embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein. In the event of a conflict between the terms of this Agreement and any other agreement executed in connection herewith, the terms of this Agreement shall prevail. No amendment, waiver of compliance with any provision or condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, extension or discharge is sought.

         17.7 Headings. The headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

         17.8 Governing Law. The construction and performance of this Agreement shall be governed by the laws of the State of Connecticut without giving effect to the choice of law provisions thereof.

         17.9 Notices. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly delivered and received on the date of personal delivery or on the date of receipt, if mailed by registered or certified mail, postage prepaid and return receipt requested, or on the date of a stamped receipt, if sent by an overnight delivery service, or on the date of written confirmation of delivery by facsimile, and shall be addressed to the following addresses, or to such other address as any party may request, in the case of the Sellers, by notifying the Buyer, and in the case of the Buyer, by notifying the Sellers:

         To the Companies:          WWYZ, Inc.
         Prior to Closing           One Broadcast Lane
                                    Waterbury, Connecticut  06706
                                    Attention: Mr. B. Preston Gilmore
                                    Fax: 203- 755-3111

         With a Copy to:            Norman K. Jellinghaus, Esq.
                                    Carmody & Torrance
                                    50 Leavenworth Street
                                    P.O. Box  1110
                                    Waterbury, Connecticut  06721
                                    Fax: 203-575-2600

         To the Sellers:            Mr. B. Preston Gilmore
         After Closing              c/o WATR, Inc.
                                    One Broadcast Lane
                                    Waterbury, Connecticut  06706
                                    Attention: Mr. B Preston Gilmore
                                    Fax: 203-____-______

         With a Copy to:            Norman K. Jellinghaus, Esq.
                                    Carmody & Torrance
                                    50 Leavenworth Street
                                    P.O. Box  1110
                                    Waterbury, Connecticut  06721

         To the Buyer:              SFX Broadcasting of Hartford, Inc.
                                    150 East 58th Street, 19th Floor
                                    New York, New York  10155
                                    Attention: Robert F.X. Sillerman
                                    Fax: 212-753-3188

         With a Copy to:            Howard J. Tytel, Esq.
                                    Executive Vice President
                                      and General Counsel
                                    SFX Broadcasting, Inc.
                                    150 East 58th Street, 19th Floor
                                    New York, New York 10155
                                    Fax: 212-753-3188

         17.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

         17.11 Arbitration. Any post closing dispute between the Buyer and the Seller over any of the terms or conditions of this Agreement shall be submitted to the American Arbitration Association in the City of Hartford, Connecticut for arbitration under its then prevailing rules, the arbitrator(s) to be selected as follows: Each of the parties hereto shall by written notice to the other have the right to appoint one arbitrator. If, within thirty (30) days following the giving of such notice by one party, the other shall not, by written notice, appoint another arbitrator, the first arbitrator shall be the sole arbitrator. If two arbitrators are so appointed, they shall appoint a third arbitrator. If thirty (30) days elapse after the appointment of the second arbitrator and the two arbitrators are unable to agree upon the third arbitrator, then either party may, in writing, request the American Arbitration Association to appoint the third arbitrator. The award made in the arbitration shall be binding and conclusive on the parties and judgment may be, but need not be, entered in any court having jurisdiction. Such award shall include the fixing of the costs, expenses and reasonable attorney's fees of arbitration, which shall be borne by the unsuccessful party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

COMPANIES:                                       SFX:
----------                                       ----
WWYZ, INC.                                       SFX BROADCASTING, INC.


By: /s/ B. Preston Gilmore                       By: Robert F.X. Sillerman
   --------------------------                       --------------------------
   Name: B. Preston Gilmore                      Name: Robert F.X. Sillerman
   Title: President                              Title: Chairman of the
                                                        Board and Chief
                                                        Executive Officer

GREAT AMERICAN MUSIC FEST &                      SELLERS OF WWYZ, INC.
PRODUCTION CO.                                   ---------------------

                                                 /s/ Florence Gilmore
                                                 -----------------------------
By: /s/ Suzanne Geiger                           Florence Gilmore
   --------------------------
   Name: Suzanne Geiger
   Title: President

                                                 /s/ B. Preston Gilmore
                                                 -----------------------------
BUYER:                                           B. Preston Gilmore
SFX BROADCASTING OF HARTFORD,
INC.

                                                 /s/ Mark Gilmore
                                                 -----------------------------
                                                 Mark Gilmore
By: Robert F.X. Sillerman
   --------------------------
    Name: Robert F.X. Sillerman
    Title: President
                                                 /s/ Lisa Gilmore
                                                 -----------------------------
                                                 Lisa Gilmore

                                              /s/ Jacqueline Cloherty
                                              -------------------------------
                                              Jacqueline Cloherty, a/k/a
/s/ Mark Gilmore                              Jacqueline G. Cloherty, as
-------------------------------------------   Custodian for Meghan Cloherty
Mark Gilmore as Custodian for Laura Gilmore   under the CTUGMA
under the CTUGMA
                                              /s/ Suzanne Geiger
                                              -------------------------------
                                              Suzanne Geiger a/k/a Suzanne
/s/ Mark Gilmore                              Gilmore Geiger a/k/a Susan
-------------------------------------------   Gilmore Geiger
Mark Gilmore as Custodian for Sarah Gilmore
under the CTUGMA
                                              /s/ Suzanne Geiger
                                              -------------------------------
                                              Suzanne Geiger, a/k/a Suzanne G.
                                              Geiger, as Custodian for Katelyn
                                              Geiger under the CTUGMA
/s/ Stephen P. Gilmore
-------------------------------------------
Stephen P. Gilmore
                                              /s/ Suzanne Geiger
                                              -------------------------------
                                              Suzanne Geiger, a/k/a Suzanne G.
                                              Geiger, as Custodian for Molly
                                              Geiger under the  CTUGMA
/s/ Katie Gilmore
-------------------------------------------
Katie Gilmore

                                              /s/ Mark Gilmore
                                              -------------------------------
                                              Mark Gilmore as Custodian for
/s/ Katie Gilmore                             Christoph Gilmore under the
-------------------------------------------   CTUGMA
Stephen Gilmore as Custodian for
Stephanie Gilmore under the CTUGMA            SELLERS OF GREAT AMERICAN MUSIC
                                              FEST & PRODUCTION CO.


/s/ Stephen Gilmore                           /s/ Jacqueline Cloherty
-------------------------------------------   -------------------------------
Stephen Gilmore as Custodian for Mallory      Jacqueline Cloherty
Gilmore under the CTUGMA

                                              /s/ Suzanne Geiger
                                              -------------------------------
                                              Suzanne Geiger
/s/ Stephen Gilmore
-------------------------------------------
Stephen Gilmore as Custodian for Hailey
Gilmore under the CTUGMA



/s/ Jacqueline Cloherty
-------------------------------------------
Jacqueline Cloherty
a/k/a Jacqueline Gilmore Cloherty

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